Day Hagan Smart Value Fund

REMINDER

Dear Valued Shareholder,

We need your help. We recently mailed to you proxy materials for the Special Meeting of Shareholders of Day Hagan Smart Value Fund, scheduled to take place on October 17, 2023, which has now adjourned to October 31, 2023 due to lack of participation. You are a significant shareholder, and your proxy vote is critical. If you have not yet cast your important proxy vote, please help us by doing so today. We’ve enclosed another copy of your proxy card for your convenience.

As described in detail in the proxy statement, the Board of Trustees voted unanimously to approve an investment management agreement by and between the Trust, with respect to the Fund, and Logix Investments LLC, the Fund’s proposed investment manager. There will be no changes with respect to the Fund’s investment strategy and investment objective as a result of the new investment manager. Please refer to the combined Proxy Statement, which can be found at https://vote.proxyonline.com/DayHagan/docs/proxy.pdf.

The Board of Trustees believe the proposal is in the best interests of shareholders and recommend shareholders vote “FOR” the proposal.

If you have any proxy related questions, or would like to cast your vote by phone, please call 1-800-622-1569 Ext. 12 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time.

Please help us by casting your vote today.

Sincerely,

Jennifer Bailey

Secretary

How do I vote? There are four convenient methods for casting your important vote:

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 1-800-622-1569 Ext. 12. Representatives are available Monday through Friday 9 a.m. to 10 p.m. ET.

2. Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3. Vote online: You may cast your vote by visiting the web address located on the attached proxy card(s) and following the instructions on the website.

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